FOR IMMEDIATE RELEASE

Contact:                 Jeffrey W. Farrar
Executive Vice President and CFO
(434) 964-2217
JFarrar@StellarOne.com

STELLARONE CORPORATION
DECLARES INCREASED QUARTERLY CASH DIVIDEND

Charlottesville, VA, January 31, 2012 – StellarOne Corporation (NASDAQ: STEL) (StellarOne), announced today that its Board of Directors approved a quarterly cash dividend in the amount of $0.06 per share payable on February 27, 2012 to shareholders of record as of February 10, 2012. This dividend represents a 50% increase from the $.04 quarterly dividend paid on November 25, 2011 and the $.04 dividend paid on February 25, 2011. The payment represents an annual yield to shareholders of approximately 1.9% based on the closing price of StellarOne stock on January 30, 2012.

About StellarOne

StellarOne Corporation, through its subsidiary bank, StellarOne Bank, is a traditional community bank, offering a full range of business and consumer banking services with 54 full service financial centers and 63 ATMs serving the New River Valley, Roanoke Valley, Shenandoah Valley, and Central and North Central Virginia.  For more information, please visit www.StellarOne.com.